UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ____)*


Endologix, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

292266S106
(CUSIP Number)

December 31, 2015
(Date of Event which Requires
Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [X]  Rule 13d-1(b)
    [ ]  Rule 13d-1(c)
    [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 292266S106	SCHEDULE 13G	Page 2 of 8


1	Names of Reporting Persons

	Tamarack Advisers, LP

	IRS Identification No. of Above Person (entities only)

	47-4492240

2	Check the Appropriate Box if a Member of a Group
			(a)	[ ]
	(See instructions)	(b)	[ ]

3	SEC USE ONLY


4	Citizenship or Place of Organization

		Delaware

			5	Sole Voting Power

				4,475,000

	NUMBER OF	6	Shared Voting Power
	SHARES
	BENEFICIALLY			0
	OWNED BY EACH
	REPORTING	7	Sole Dispositive Power
	PERSON WITH
				4,475,000

		8	Shared Dispositive Power

				0

9	Aggregate Amount Beneficially Owned by each Reporting
Person

	4,475,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (see instructions)       [ ]

11	Percent of Class Represented by Amount in Row 9

	6.6%

12	Type of Reporting Person (See Instructions)

	IA


CUSIP No. 292266S106	SCHEDULE 13G	Page 3 of 8


1	Names of Reporting Persons

	Tamarack Capital GP, LLC

	IRS Identification No. of Above Person (entities only)

	Need

2	Check the Appropriate Box if a Member of a Group
			(a)	[ ]
	(See instructions)	(b)	[ ]

3	SEC USE ONLY


4	Citizenship or Place of Organization

		Delaware

			5	Sole Voting Power

				4,475,000

	NUMBER OF	6	Shared Voting Power
	SHARES
	BENEFICIALLY			0
	OWNED BY EACH
	REPORTING	7	Sole Dispositive Power
	PERSON WITH
				4,475,000

		8	Shared Dispositive Power

				0

9	Aggregate Amount Beneficially Owned by each Reporting
Person

	4,475,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (see instructions)       [ ]

11	Percent of Class Represented by Amount in Row 9

	6.6%

12	Type of Reporting Person (See Instructions)

	HC


CUSIP No. 292266S106	SCHEDULE 13G	Page 4 of 8


1	Names of Reporting Persons

	Justin J. Ferayorni

	IRS Identification No. of Above Person (entities only)

	-----------

2	Check the Appropriate Box if a Member of a Group
			(a)	[ ]
	(See instructions)	(b)	[ ]

3	SEC USE ONLY


4	Citizenship or Place of Organization

		United States

			5	Sole Voting Power

				4,475,000

	NUMBER OF	6	Shared Voting Power
	SHARES
	BENEFICIALLY			0
	OWNED BY EACH
	REPORTING	7	Sole Dispositive Power
	PERSON WITH
				4,475,000

		8	Shared Dispositive Power

				0

9	Aggregate Amount Beneficially Owned by each Reporting
Person

	4,475,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (see instructions)       [ ]

11	Percent of Class Represented by Amount in Row 9

	6.6%

12	Type of Reporting Person (See Instructions)

	IN


CUSIP No. 292266S106	SCHEDULE 13G	Page 5 of 8


Item 1(a).	Name of Issuer.

	Endologix, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices.

	2 Musick, Irvine, California 92618

Item 2(a).	Name of Person Filing.

	Tamarack Advisers, LP, Tamarack Capital GP, LLC, and
Justin J. Ferayorni

Item 2(b).	Address of Principal Business Office or, if none,
Residence.

	The business address of Tamarack Advisers, LP, Tamarack
Capital GP, LLC, and Justin J. Ferayorni is 5050 Avenida
Encinas, Suite 360, Carlsbad, CA  92008.

Item 2(c).	Citizenship.

	Tamarack Advisers, LP is a Delaware limited Partnership,
Tamarack Capital GP, LLC is a Delaware limited liability company, and Justin J. Ferayorni is a United States citizen.

Item 2(d).	Title of Class of Securities.

	Common Stock

Item 2(e).	CUSIP Number.

	292266S106

Item 3.	If this statement is filed pursuant to 240.13d-
1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)  [ ] Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).


CUSIP No. 292266S106	SCHEDULE 13G	Page 6 of 8


(d) [ ] Investment company registered under section 8 of the Investment Company act of 1940 (15 U.S.C. 80a-8).

(e)  [X] An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E). (for Tamarack Advisers, LP)

(f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

(g) [X] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G). (for Tamarack Capital
GP, LLC and Mr. Ferayorni)

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) [ ] A church plan that is excluded form the definition of an investment company under section 3(c)(14) of the Investment Company act of 1940 (15 U.S.C. 80a-3).

(j)  [ ] A non-U.S. institution in accordance with Rule
240.13d-1(b)(1)(ii)(J);

(K)  [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(K).
If filing as a non-U.S. institution in accordance with Rule
240.13d-1(b)(1)(ii)(J), please specify the type of institution: ______

Item 4.	Ownership.

	Reference is hereby made to Items 5-9 and 11 of pages two
(2), three(3), and four(4) of this Schedule 13G, which Items are incorporated by reference herein.

Item 5.	Ownership of Five Percent or Less of a
Class.

	Not applicable.



CUSIP No. 292266S106	SCHEDULE 13G	Page 7 of 8


Item 6.	Ownership of More Than Five Percent on Behalf of
Another Person.

	Tamarack Advisers, LP ("Tamarack ALP") is deemed to be the beneficial owner of the number of securities reflected in
Item 5-9 and 11 of page two(2) of this Schedule 13G pursuant to separate arrangements whereby it acts as investment adviser to certain persons. Each person for whom Tamarack
ALP acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock purchased or held pursuant to such arrangements. Tamarack Capital GP, LLC is deemed to be the beneficial owner of the number of securities reflected in Item 5-9 and 11 of page three(3) of this
Schedule 13G because of its position of general partner and majority owner of Tamarack ALP. Mr. Ferayorni is deemed to be the beneficial owner of the number of securities reflected in Item 5-9 and 11 of page four(4) of this Schedule 13G because of his position of managing member and majority owner of Tamarack Capital GP, LLC.

Item 7.	Identification and Classification of the
Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

	Not applicable.

Item 8.	Identification and Classification of Members of
the Group.

	Not applicable.

Item 9.	Notice of Dissolution of Group.

	Not applicable.

Item 10.	Certification.

	By signing below, Justin J. Ferayorni certifies that, to the best of his knowledge and belief, the securities referred to above on page two (2) of this Schedule 13G were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



CUSIP No. 292266S106	SCHEDULE 13G	Page 8 of 8


Signature


	After reasonable inquiry and to the best of his knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:	February 9, 2016

	Tamarack Advisers, LP


	/s/ Justin J. Ferayorni
	________________________
	By:  Justin J. Ferayorni
	its:	Managing Member of its General
		Partner



	Tamarack Capital GP, LLC


	/s/ Justin J. Ferayorni
	________________________
	By:  Justin J. Ferayorni
	its: Managing Member



	Justin J. Ferayorni


	/s/ Justin J. Ferayorni
	________________________
	By:  Justin J. Ferayorni

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)